Exhibit 99.1

Corporate Contacts

Gary Titus	Jane Green
Chief Financial Officer	Investors/Media
650.358.3456	650.358.1447
gtitus@sciclone.com	jgreen@sciclone.com

SCICLONE AND ZENSUN ENTER INTO A LICENSING AGREEMENT

FOR NOVEL CHRONIC HEART FAILURE DRUG NEUCARDIN™

FOR THE CHINA MARKET

Foster City, Calif. – May 16, 2013 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced that the Company has entered into an agreement with Zensun (Shanghai) Science & Technology Co., Ltd. granting SciClone a license and the exclusive rights in China, Hong Kong and Macau to promote, market, distribute and sell Neucardin™, a novel, first-in-class therapeutic drug for the treatment of patients with intermediate to advanced chronic heart failure (CHF).

Neucardin is a genetically engineered recombinant peptide fragment of neuregulin-1 that has been clinically shown to directly improve cardiac function, reverse ventricular remodeling and increase the survival of heart failure patients. Six Phase 2 studies with Neucardin have been conducted in China, Australia and the United States, including three Phase 2b studies in China. The China Phase 2b survival study demonstrated that Neucardin was well tolerated and showed a significant decrease in mortality and improved survival in patients with CHF. A New Drug Application (NDA) was submitted to and accepted by the China Food and Drug Administration (CFDA) in 2012.

Commented Friedhelm Blobel, Ph.D., SciClone’s Chief Executive Officer: “In-licensing Neucardin fulfills one of our Company’s key strategic initiatives to expand our product portfolio with differentiated, high quality products that have significant therapeutic advantages and near-term commercial potential, and that can contribute to our long-term growth. Neucardin addresses a large unmet need in the treatment of CHF, and targets an indication in China with a significant underlying patient base. Neucardin is an excellent fit for our Company, enabling us to leverage the deep experience and expertise of our cardiovascular sales and marketing team and expand our penetration into this growing market segment.”

Mingdong Zhou, Ph.D., Zensun’s Chief Executive Officer, stated: “We are pleased to establish this agreement with SciClone, a company with a stellar reputation and proven expertise in successfully selling and promoting high-quality products in the China market. We believe that Neucardin, a first-in-class biologic that works through a novel mechanism of action, has the potential to bring significant benefits to patients with CHF. We are also proud of the innovative approach that Neucardin represents, which has enabled us to be recognized in China’s 11th and 12th five-year plans. We look forward to working with SciClone as we move this promising new drug through the final stages of the China regulatory process.”

Under the terms of the agreement, Zensun will be responsible for the manufacturing and supply of Neucardin, and SciClone will be responsible for all aspects of commercialization, including the pre- and post-launch activities for Neucardin. Financial terms of the agreement include aggregate potential milestone payments of up to $18.5 million. The Company has agreed to make additional payments of $10 million should Zensun receive approval of Neucardin by subcutaneous infusion. Further indications and improved product forms of Neucardin could result in additional payments. Also included in the agreement is a $12 million collateralized loan facility by which SciClone would provide a secured loan to Zensun that Zensun may use in future. The agreement provides for the principal terms of the arrangement between SciClone and Zensun, and the companies have agreed to negotiate a supplemental license and supply agreement.

Cardiovascular therapeutics are a large and fast-growing market in China. Chronic heart failure has a large underlying patient base in China of approximately five million urban patients. It is expected that the prevalence of CHF in China will increase to over seven million urban patients over the next ten years, primarily due to the growing aging population in China and urbanization.

Heart failure, or chronic heart failure, develops as a result of the slow deterioration of cardiac muscle where the heart undergoes an irreversible process of maladaptive remodeling. In an attempt to compensate for impaired cardiac function, diseased hearts “remodel,” a process that can change the heart’s shape and thickness, thereby resulting in severe cardiac dysfunction. Drugs currently treating CHF tend to be mature products that can relieve symptoms, but none can actually reverse the maladaptive remodeling. One of Neucardin’s potential advantages is that it is not designed to directly compete with existing therapies, given its unique mechanism of action, but rather it can be included as part of the comprehensive treatment of CHF involving multiple drugs.

Neucardin has strong patent protection on a worldwide basis, with 12 issued patents and more than 30 applications pending. With its expanding global clinical data package and worldwide patent protection, Zensun is also actively preparing to conduct Phase 3 trials in the US in order to commercialize Neucardin beyond the China market.

About Zensun

Zensun (Shanghai) Science & Technology Co., Ltd. (www.zensun.com) is an international biopharmaceutical company focused on the development of innovative “first-in-class” biotherapeutic products for the treatment of serious and life-threatening unmet medical needs. It is focused on discovering new medicines using novel disease-specific targets and innovative technologies. Zensun’s patented discoveries are then developed into therapies. With adherence to the tenet of “healing for life,” Zensun hopes to transform the lives of heart failure and cancer patients by providing them with drugs that treat their disease, not just their symptoms.

To meet the world’s highest standards, incorporate international intelligence, and expand the coverage of patients, Zensun has infrastructure established in China, Australia, and the US. As a globalized biopharmaceutical company, Zensun has gathered experts and pioneers from throughout the world aiming at global commercialization of the novel therapies, and has attracted investors with a forward vision and broad outlook. Zensun leverages the leading technology to best serve its patients and deliver maximum return for investors. Zensun is a paradigm-shifting company which has led the way in novel heart failure and cancer therapies.

About SciClone

SciClone Pharmaceuticals is a US-based, China-focused specialty pharmaceutical company with a product portfolio of therapies for oncology, infectious diseases, cardiovascular, urological, respiratory, and central nervous system disorders. SciClone’s ZADAXIN® (thymalfasin) is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV) and certain cancers, and as a vaccine adjuvant, according to the local regulatory approvals. Besides ZADAXIN, SciClone markets about 14 mostly partnered products in China, including Depakine®, the most widely prescribed broad-spectrum anti-convulsant in China; Tritace®, an ACE inhibitor for the treatment of hypertension; Stilnox®, a leading hypnotic for the short-term treatment of insomnia (marketed as Ambien® in the US); and Aggrastat®, a recently-launched interventional cardiology product. SciClone is also pursuing the registration of several other therapeutic products in China. SciClone is headquartered in Foster City, California. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties relating to: the clinical trial process, including the regulatory approval and the process of initiating trials at, and enrolling patients at, clinical sites; the effect of changes in its practices and policies related to the Company’s compliance programs. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

Ambien, Depakine, Stilnox and Tritace are registered trademarks of Sanofi and/or its affiliates.

Aggrastat is a registered trademark of Medicure International Inc. in the United States, and Iroko Cardio LLC or Merck & Co., Inc. in numerous other countries.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.